                                                                     EXHIBIT 2.2

                                   AMENDMENT
                                       TO
                                     LEASE
                                   AGREEMENT


                         TO LEASE DATED August 18, 1998
                                        ---------------
               BETWEEN 1330 Riverbend Investment Corp., LANDLORD
                       -------------------------------
                            AND CFData Corp., TENANT
                                ------------


     This amendment to the above referenced lease agreement (the "Lease") is made this February 17, 2000 by and between 1330 Riverbend Investment Corp. and
          -----------------                ------------------------------
CFData Corp.
------------

     WHEREAS, Landlord and Tenant are parties to the above-described Lease for the Premises; and

     WHEREAS, the parties desire to amend said Lease.

     NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the adequacy and sufficiency of which is hereby acknowledged, Landlord and Tenant contract and agree as follows:

     1.   The Expiration Date (Section 1.8), shall be amended to February 14,
                               -----------
2003. Section 1.6 regarding Lease Term shall be amended accordingly.
      -----------

     2.   Base Rent, Monthly Installments (Section 1.10) shall be amended as
                                           ------------
          follows:

          February 15, 2000 through February 14, 2001 $14,499.00 per month February 15, 2001 through February 14, 2002 $15,707.25 per month February 15, 2002 through February 14, 2003 $16,915.50 per month;

Section 1.9 regarding Base Rent for Lease Term shall be modified in accordance
-----------
with this paragraph.

     3. Landlord shall provide Tenant with a construction allowance (the "Allowance") of $57,996.00 for building standard construction. Such Allowance shall be expended in accordance with Tenant's construction plans subject to the Landlord's reasonable approval thereof. Any construction shall exclude any telecommunications wiring or data cabling or improvements not affixed to the building. If the Allowance is not expended for approved construction prior to the Expiration Date, it shall not be available to Tenant.

     4.   Landlord's Share of Operating Expenses (Section 1.14) shall be
                                                  ------------
amended to Base Year, 2000 (further defined as the total actual operating
           ---------------
expenses for the 2000 calendar year). Landlord's Share of Real Estate Taxes (Section 1.15) shall be amended to Base Year, 2000 (further defined as the total
 ------------                      ---------------
actual real estate taxes for the 2000 tax year). It is specifically agreed that Tenant shall not be liable for Tenant's Pro-Rata Share of Shared Expenses due under Section 6 of the lease prior to February 15, 2001.
      ---------

     5. Landlord will continue to hold Tenant's Security Deposit of $15,707.25 for the term of the Lease as hereby extended.

     6. Provided that Tenant is not in default of its performance of the Lease, then Landlord hereby grants to Tenant an on-going Right of Refusal on any vacant space within the Building that is contiguous to the Premises (hereinafter referred to as "Right of Refusal"). The right hereby granted requires Landlord to notify Tenant in writing if a prospective tenant ("Prospect") desires to lease any or all of the space covered by this provision. Upon such notification by Landlord (such notification to include the rent and other business terms upon which Landlord is willing to lease such space to the Prospect), Tenant shall have three (3) business days in which to notify Landlord, in writing, of Tenant's desire to exercise this Right of Refusal. If Landlord receives notification from Tenant that Tenant does not desire to lease said space or if Landlord does not receive any notification from Tenant within the above prescribed three (3) business days, then Landlord may lease the space to the Prospect. If Landlord and the Prospect fail to enter into a lease, Tenant shall have the Right of Refusal described herein with respect to any subsequent bona fide offers from other prospective Tenants. If Landlord shall receive notice (which notice shall be irrevocable) from Tenant that Tenant desires to lease the space, Tenant shall lease that portion of the space desired by the Prospect that occasioned the exercise of the Right of Refusal which space (the "Expansion Space") shall become part of the Premises under the Lease by action of an amendment to the Lease and shall be subject to the same terms and conditions of the original lease space except that term of the lease and security deposit due for the Expansion Space, the rental rate for the Expansion Space and the allowance for improvement of the Expansion Space shall be equal to amount proposed to the Prospect. Tenant's Right of Refusal shall be subordinate to any rights to the space, if any, previously granted to another party. The Expansion Space, when combined with the Premises must comply with all governmental codes, rules, laws or regulations.

     7.   Tenant shall have the option to extend the term of the Lease by three
(3) years by giving Landlord written notice no less than one hundred eighty
(180) days prior to the Expiration Date. All terms and conditions hereunder shall remain the same during the Lease term as extended, except that the Base Rent shall be the greater of the monthly amount set forth in Section 1.10 or
                                                             ------------
the then current market rate, defined as the rate at which office space of similar size, age and quality would lease for in similar quality buildings within the immediate office sub-market of the Building taking into account the lease term and quality of the improvements in the Premises. It is explicitly agreed that if Tenant does not give written notice of its intent to extend the Lease at least one hundred eighty (180) days prior to the Expiration Date, this option shall expire and Tenant shall lose all benefit that such option may confer.

     8.   Exhibit C, Parking addendum shall be amended to provide that three
          ---------
(3) of Tenant's fifty-two (52) parking spaces shall be reserved for its exclusive use. Such parking spaces will be labeled "Reserved" and will be located in the west parking area, along the building wall. Tenant agrees and understands that Landlord shall not be responsible for patrolling or enforcing the exclusive nature of said parking spaces.

     9.   Section 9.1(a) shall be amended and restated to provide that:
          --------------

          Air conditioning and heat, whichever be required, from 7:00 AM to 11:00 PM Mondays through Fridays and from 7:00 AM to 5:00 PM on Saturdays. Air conditioning and/or heat shall not be provided on Sundays. Landlord shall regulate the air temperature as required and Tenant shall not have the right to modify or control the air temperature of the Premises or the Building. Notwithstanding that Landlord alone shall control the air temperature, at all times, the air shall be at temperature and humidity levels reasonable and customary for comparable buildings;

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

     EXCEPT AS HEREBY AMENDED, all other provisions of said lease are hereby confirmed and ratified.

     IN WITNESS WHEREOF, the parties hereto have executed this amendment on the date first above written.

LANDLORD:                                    TENANT:



__________________________________           ___________________________________
By: Ryan Phillips                            By: Kat E. Frey
    ------------------------------               -------------------------------
Title: President                             Title: Executive Vice President
       ---------------------------                  ----------------------------

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